Cicero Inc. Selected for Membership in Avaya DevConnect Program

CARY, N.C.  Tuesday, November 27, 2007– Cicero Inc. (BB:CICN), a leading provider of desktop integration and automation solutions, today announced it has been selected by Avaya Inc., a leading global provider of business communications applications, systems and services, for membership in the Avaya DevConnect program.
Cicero Inc. is the developer of the Cicero integration framework, which non-invasively and rapidly integrates disparate applications in order to consolidate information, extend legacy applications, automate workflows and support service-oriented architectures with Web services.  As a result, companies can quickly integrate CTI (computer telephony integration) and call center applications with other applications on any platform (legacy, Web, Java, Windows, etc.), without changing or writing any application code. By doing so, they can streamline business processes, reduce agent training, shorten call times and improve the overall customer experience.
The Avaya DevConnect program promotes the development, compliance-testing and co-marketing of innovative third-party products that are compatible with standards-based Avaya solutions.  Member organizations have expertise in a broad range of technologies – including IP telephony, contact centers and mobility applications – helping companies extend the value of multivendor networks and transform voice into an intelligent business application that delivers true value to the bottom line.
“As a member of the Avaya DevConnect program, we will be able to further deliver solutions that non-invasively integrate Avaya technologies with other disparate contact center applications,” said John Broderick, CEO of Cicero Inc.  “We look forward to working closely with Avaya to deliver compliance-tested solutions to contact centers that reduce the complexity of typical integration efforts, improve application functionality, improve workflow and significantly shorten deployment time so organizations can quickly realize the business benefits.”
The Avaya DevConnect program currently includes thousands of software and hardware developer companies, integrators, service providers and customers.  Members have created a broad array of innovative solutions tested for Avaya compliance, including natural language speech recognition applications, wireless services, specialized computer telephony integration and reporting capabilities, and applications tailored for specific vertical industries.
Through the DevConnect program, Avaya provides a number of tools and capabilities to member companies.  One example is Application Enablement Services (AES), a set of application programming interfaces, protocols and Web services that makes it easier for developers to create Avaya-compatible networks, devices and applications.

“With the involvement of companies like Cicero Inc., our Avaya developer community has become a catalyst for rapid innovation, creating multivendor applications that help enterprises around the world unleash powerful new possibilities for operating more efficiently and effectively,” said Eric Rossman, vice president, developer relations and technical alliances, Avaya.  “We help businesses embed secure, reliable Intelligent Communications into the very fabric of their organization so employees and customers have ready access to information regardless of where they are and how they prefer to communicate.”
As a member of the DevConnect program, companies have access to a wide range of support from Avaya, including technical resources and training.  There are three levels of membership – Registered, Gold and Platinum – each entailing progressive levels of marketing and sales involvement.  Free Registered membership is available to anyone interested in designing Avaya-compatible solutions.  Gold-level members and Platinum members must meet rigorous Avaya criteria for customer satisfaction, product support, business operations, marketing and sales.  Cicero Inc. is a Gold member of the Avaya DevConnect program.
Membership information and a listing of solutions developed and tested under the DevConnect program are available at www.avaya.com/devconnect.

About Avaya
Avaya delivers Intelligent Communications solutions that help companies transform their businesses to achieve marketplace advantage. More than 1 million businesses worldwide, including more than 90 percent of the FORTUNE 500(R), use Avaya solutions for IP Telephony, Unified Communications, Contact Centers and Communications-Enabled Business Processes. Avaya Global Services provides comprehensive service and support for companies, small to large. For more information visit the Avaya Web site: http://www.avaya.com.

About Cicero Inc.
Cicero Inc. provides desktop integration, automation and modernization solutions for contact centers and other complex information environments.  Cicero aligns technology with business processes, streamlines user interactions, improves total productivity, assures completeness and compliance, reduces turnover, and raises knowledge-worker morale and effectiveness.
Patented Cicero technology quickly and non-invasively integrates disparate applications, enables legacy systems and automates workflow tasks on the desktop.   Cicero integration produces results in weeks, and a return on investment (ROI) can be achieved in months. Cicero commits to results that are impossible for invasive, server-side strategies and technologies.
Cicero’s technology serves more than 50,000 knowledge workers at Merrill Lynch, IBM, Nationwide Insurance and other companies large and small. In one recent implementation, Cicero integrated eight applications for 900 agent desktops in just seven weeks and reduced average call times

by approximately 40 seconds.   The results include improved customer service and a $1+ million per year operating cost reduction.  For more information about Cicero, please visit www.ciceroinc.com.

Cicero and Cicero Studio are trademarks of Cicero Inc. and/or its affiliates. Other company names and/or products are for identification purposes and are the property of, and may be trademarks of, their respective owners.

Safe Harbor: Except for any historical information contained herein, this news release may contain forward-looking statements on such matters as strategic direction, anticipated return on investment, business prospects, the development and capabilities of the Cicero product group, new products and similar matters.  Actual results may differ materially from the anticipated results or other expectations expressed in this release of a variety of factors, including risks that customers may not adopt the Cicero technology, which Cicero Inc. may not successfully execute its new strategic initiative and other risks and uncertainties that could cause actual results to differ materially from such statements.  For a description of other factors that could cause such a difference, please see Cicero Inc.’s filings with the Securities and Exchange Commission.

Media Inquiries:	Media Inquiries:
Keith Anderson, Cicero Inc.	Lynn Newman, Avaya
919-380-5092	908-953-8692 (office)
kanderson@ciceroinc.com	908-672-1321 (mobile)
lynnnewman@avaya.com

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